EXHIBIT 10.62

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC
NON-EMPLOYEE DIRECTOR COMPENSATION
Each non-employee director receives the following compensation:
Stock Awards:
1.Initial stock option grant for 2,500 shares on the date of such person’s appointment to the board of directors.
2.Annual stock option grant for 2,500 shares.
3. Annual restricted stock award of 1,000 shares.
4.Nominating & Governance Committee has the discretion from time to time to recommend to the full board that the non-employee directors receive additional stock options and/or restricted stock awards.
Cash Compensation:
Annual Fees:
•All non-employee directors receive an annual retainer of $21,000.
•Audit Committee chair receives an annual fee of $14,000.
•Compensation Committee chair receives an annual fee of $7,000.
•Nominating and Governance Committee chair receives an annual fee of $3,500.
•Board Chair receives an annual fee of $25,000.
Meeting Fees:
•Non-employee directors receive a meeting fee of $1,500 for each regularly scheduled quarterly board meeting attended.
•Non-employee directors receive a meeting fee ranging from $700 to $1,500 (depending on length of meeting) for each special meeting attended.
•Committee members receive a meeting fee of $700 for each committee meeting attended. If a director serves on multiple committees and attends more than one meeting on the same day, then the director receives a single meeting fee. Also, if a committee meeting is held on the same day as a board meeting, then no committee meeting fee is paid.
Payment of Annual Fees, Meeting Fees and Grant of Annual Stock Awards:
Annual Fees are paid in four equal installments and are paid together with the Meeting Fees earned during the most recent quarter within a few weeks following the end of such quarter. The grant date for the 2,500 stock options and 1,000 shares of restricted stock granted will be the date of that year’s annual meeting of stockholders.
Expenses:
Directors are also reimbursed their travel expenses incurred in connection with attending a meeting.